Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-275874 on Form N-1A of our report dated May 2, 2024, relating to the financial statement of Fidelity VIP Hedged Equity Portfolio. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
December 24, 2024